Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 30, 2009 (which report expresses an unqualified opinion and contains explanatory paragraphs relating to substantial doubt with respect to the Company’s ability to continue as a going concern and relating to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” effective January 1, 2008) relating to the consolidated financial statements of Pro-Pharmaceuticals, Inc. for the year ended December 31, 2008, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-109887, 333-115118, 333-118907, 333-111650, 333-132459, 333-148911 and 333-150898) and on Form S-8 (File Nos. 333-116629 and 333-109893).

/s/ Vitale, Caturano & Company, P.C.

Boston, Massachusetts

March 30, 2009